Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Record 2008 Quarterly Sales

LOS ANGELES--(BUSINESS WIRE)--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the first quarter ended March 31, 2008. For the 2008 first quarter, net income was $107.4 million compared with net income of $111.7 million for the 2007 first quarter. Earnings per diluted share were $1.46 for the 2008 first quarter, consistent with $1.46 for the 2007 first quarter. 2008 first quarter sales were a record $1.91 billion, an increase of 3.6% compared with 2007 first quarter sales of $1.84 billion. The 2008 first quarter financial results include in cost of sales a pre-tax LIFO expense amount of $17.5 million, or $.15 per diluted share, compared with a pre-tax LIFO expense amount of $18.8 million, or $.15 per diluted share in the 2007 first quarter. There were fewer shares outstanding for the 2008 first quarter because of the Company’s share repurchases during the quarter as well as in the 2007 third quarter.

David H. Hannah, Chairman and Chief Executive Officer of Reliance said, “The 2008 first quarter turned out well. Pricing for our products was strong with significant increases in carbon steel, leading to improved gross profit margins. Demand in the markets that we serve remained fairly healthy, especially in the non-residential construction, energy, oil and gas, and aerospace industries. Additionally, our cash flow from operations during the quarter was strong and we managed our working capital well.”

“As we look forward through the second quarter, we expect prices to be up or flat for most of the metals we sell. Demand remains more difficult to predict. We believe our customers will continue to be cautious in their buying, especially given the uncertainty in many areas of the economy and the mostly negative views of business activity portrayed by the media, therefore we do not expect any significant changes in demand in any of our market segments. We do expect continued improvement in our gross profit margins as carbon steel prices increase further during the second quarter. As a result, we currently estimate earnings per diluted share for the 2008 second quarter to be in a range of $1.50 to $1.60,” Hannah stated.

“On April 1, 2008, we acquired Dynamic Metals International, LLC based in Bristol, CT. Dynamic was founded in 1999 and is a specialty metal distributor of primarily maraging steel. Dynamic’s 2007 revenues were approximately $11 million. Dynamic will operate as part of our subsidiary, Service Steel Aerospace Corp. headquartered in Tacoma, WA. This strategic acquisition expands our existing Service Steel Aerospace specialty product offerings in a new market area,” added Hannah.

In recognition of the Company’s significant growth in revenues, earnings and cash flow, all of which set records in 2007, on February 13, 2008, the Reliance Board of Directors increased the quarterly dividend rate 25%, to $.10 per share of common stock from $.08 per share. The 2008 first quarter dividend payment of $.10 per share was paid on March 28, 2008 to shareholders of record on March 7, 2008. The Company has paid regular quarterly dividends for 48 consecutive years.

In early January 2008, the Company repurchased 2,443,500 shares of its common stock at an average cost of $46.97 per share. As of March 31, 2008, the Company had repurchased a total of 15,193,517 shares of its common stock at an average cost of $18.41 per share, since the Stock Repurchase Plan was first adopted in December 1994. At March 31, 2008, there were 7,883,033 shares of the Company’s common stock authorized for repurchase under the Plan. Repurchased shares are redeemed and treated as authorized but unissued shares.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the first quarter financial results for the period ended March 31, 2008. All interested parties are invited to listen to the web cast on April 17, 2008 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com through May 17, 2008 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China, South Korea and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 “Fortune 500” List, the Fortune 2007 “100 Fastest Growing Companies” List, the Fortune 2008 List of “America’s Most Admired Companies” the 2008 Forbes “America’s Best Managed Companies” List, and the 2008 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports on file with the Securities and Exchange Commission.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (In thousands, except share and per share amounts)

	Three Months
	Ended March 31,
	2008	2007
Income Statement Data:
Net sales	$1,908,170	$1,841,890
Gross profit	492,279	472,452
Operating profit[1]	192,431	200,753
EBITDA[2]	210,200	217,274
EBIT[2]	188,835	198,823
Pre-tax income	172,222	178,713
Net income	107,395	111,696
EPS – diluted	$1.46	$1.46
Weighted average shares outstanding — diluted	73,548,014	76,452,752
Gross margin	25.8%	25.7%
Operating profit margin[1]	10.1%	10.9%
EBITDA margin[2]	11.0%	11.8%
EBIT margin[2]	9.9%	10.8%
Pre-tax margin	9.0%	9.7%
Net margin	5.6%	6.1%
Cash dividends per share	$.10	$.08

	March 31,	December 31,
	2008	2007
Balance Sheet and Other Data:
Current assets	$1,896,415	$1,721,403
Working capital	1,168,458	1,121,539
Property, plant and equipment, net	838,630	824,635
Total assets	4,165,271	3,983,477
Current liabilities	727,957	599,864
Long-term debt[3]	1,079,696	1,013,260
Shareholders’ equity	2,093,168	2,106,249
Capital expenditures (year-to-date)	35,973	124,127
Net debt-to-total capital[4]	33.1%	32.4%
Return on equity[5]	19.2%	23.4%
Current ratio	2.6	2.9
Book value per share	$28.81	$28.12
Cash flow from operations per share[6]	$8.92	$8.40

1 Operating profit is calculated as net sales less cost of sales, warehouse, delivery, selling, general and administrative expenses and depreciation expense.

2 See Consolidated Statements of Income for reconciliation of EBIT and EBITDA. EBIT is defined as the sum of income before interest expense and income taxes. EBITDA is defined as the sum of income before interest expense, income taxes, depreciation expense and amortization of intangibles. We believe that EBIT and EBITDA are commonly used as a measure of performance for companies in our industry and are frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBIT and EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles. The items excluded from EBIT and EBITDA are significant components in understanding and assessing financial performance. EBIT or EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.

3 Long-term debt includes capital lease obligations of $4,345 and $4,495 as of March 31, 2008 and December 31, 2007, respectively.

4 Net debt-to-total capital is calculated as total debt (net of cash) divided by shareholders’ equity plus total debt (net of cash).

5 Calculations are based on the latest twelve months net income and beginning shareholders’ equity.

6 Calculations are based on the latest twelve months.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts) ASSETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$96,730	$77,023
Accounts receivable, less allowance for doubtful accounts of $18,395 at March 31, 2008 and $16,153 at December 31, 2007	829,203	691,462
Inventories	948,280	911,315
Prepaid expenses and other current assets	22,202	24,028
Income taxes receivable	—	17,575
Total current assets	1,896,415	1,721,403
Property, plant and equipment, at cost:
Land	116,253	115,294
Buildings	426,997	417,677
Machinery and equipment	689,127	669,671
Accumulated depreciation	(393,747)	(378,007)
	838,630	824,635

Goodwill	882,958	886,152
Intangible assets, net	461,693	464,291
Cash surrender value of life insurance policies, net	73,617	73,953
Other assets	11,958	13,043
Total assets	$4,165,271	$3,983,477
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$464,341	$333,986
Accrued expenses	47,866	37,863
Accrued compensation and retirement costs	69,823	95,539
Accrued insurance costs	36,640	36,884
Income taxes payable	34,045	—
Deferred income taxes	23,141	23,136
Current maturities of long-term debt	51,476	71,815
Current maturities of capital lease obligations	625	641
Total current liabilities	727,957	599,864
Long-term debt	1,075,351	1,008,765
Capital lease obligations	4,345	4,495
Long-term retirement costs and other long-term liabilities	63,447	62,224
Deferred income taxes	199,240	200,181
Minority interest	1,763	1,699
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares —72,663,498 at March 31, 2008 and 74,906,824 at December 31, 2007, stated capital	538,445	646,406
Retained earnings	1,542,216	1,439,598
Accumulated other comprehensive income	12,507	20,245
Total shareholders’ equity	2,093,168	2,106,249
Total liabilities and shareholders’ equity	$4,165,271	$3,983,477

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share and per share amounts)

	Three Months
	Ended March 31,
	2008	2007
Net sales	$1,908,170	$1,841,890
Other income/(expense), net	(387)	374
	1,907,783	1,842,264
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,415,891	1,369,438
Warehouse, delivery, selling, general and administrative	281,692	255,552
Depreciation and amortization	21,365	18,451
Interest	16,613	20,110
	1,735,561	1,663,551

Income from continuing operations before income taxes	172,222	178,713
Provision for income taxes	64,827	67,017
Net income	$107,395	$111,696

Earnings per share:
Income from continuing operations - diluted	$1.46	$1.46
Weighted average shares outstanding - diluted	73,548,014	76,452,752

Income from continuing operations - basic	$1.47	$1.47
Weighted average shares outstanding - basic	72,857,477	75,862,219

Cash dividends per share	$.10	$.08

Reconciliation of EBIT and EBITDA
Income from continuing operations before income taxes	$172,222	$178,713
Interest expense	16,613	20,110
EBIT	188,835	198,823
Depreciation expense	18,156	16,147
Amortization expense	3,209	2,304
EBITDA	$210,200	$217,274

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended March 31,
	2008	2007
Operating activities:
Net income	$107,395	$111,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,365	18,451
Deferred income taxes	(827)	(238)
Gain on sales of property and equipment	(134)	(591)
Minority interest	64	90
Stock based compensation expense	2,970	1,812
Excess tax benefits from stock based compensation	(2,482)	(2,390)
Decrease (increase) in cash surrender value of life insurance policies	432	(118)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(142,344)	(113,562)
Inventories	(50,564)	(61,299)
Prepaid expenses and other assets	17,845	(1,335)
Accounts payable and accrued expenses	153,476	118,253
Net cash provided by operating activities	107,196	70,769

Investing activities:
Purchases of property, plant and equipment	(35,973)	(24,730)
Acquisitions of metals service centers and net asset purchases of metals service centers, net of cash acquired	—	(217,348)
Proceeds from sales of property and equipment	16,375	823
Proceeds from redemption of life insurance policies	2,532	—
Net investment in life insurance policies	(96)	(64)
Net cash used in investing activities	(17,162)	(241,319)

Financing activities:
Proceeds from borrowings	187,005	450,375
Principal payments on long-term debt and short-term borrowings	(140,946)	(310,610)
Dividends paid	(7,259)	(6,073)
Excess tax benefits from stock based compensation	2,482	2,390
Exercise of stock options	3,559	5,339
Issuance of common stock	284	281
Common stock repurchase	(114,774)	—
Net cash (used in) provided by financing activities	(69,649)	141,702
Effect of exchange rate changes on cash	(678)	(49)
Increase (decrease) in cash and cash equivalents	19,707	(28,897)
Cash and cash equivalents at beginning of period	77,023	57,475
Cash and cash equivalents at end of period	$96,730	$28,578

Supplemental cash flow information:
Interest paid during the period	$3,102	$5,304
Income taxes paid during the period	$11,432	$2,514

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
713-610-9937
213-576-2428
kfeazle@rsac.com
investor@rsac.com